Exhibit 5.1

Cowden & Humphrey Co. LPA
1414 Terminal Tower
50 Public Square
Cleveland, OH 44113

August 31, 2006

Energy Focus, Inc.
32000 Aurora Road
Solon, Ohio 44139

Ladies and Gentlemen:

We have acted as counsel to Energy Focus, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of Post-Effective Amendment No. 2 to its registration statement on Form S-3, Registration No. 333-108083 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 2,341,871 shares of Common Stock, par value of $0.0001 per share (the "Securities"), of the Company. All of such shares of Common Stock are to be offered and sold by certain shareholders of the Company (the “Selling Shareholders”) (such Registration Statement, as amended, is herein referred to as the “Registration Statement.”)

The Company has effected a reincorporation merger whereby the Company's predecessor, Fiberstars, Inc., a California corporation ("Fiberstars-California"), merged with and into the Company, its wholly owned Delaware subsidiary, with the Delaware subsidiary being the surviving corporation (the "Reincorporation Merger"). We, as counsel to the Company and its predecessor, Fiberstars-California, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that the Securities have been duly authorized and legally issued and are fully paid and nonassessable.

  We note that the Company is deemed a 'successor issuer' of Fiberstars-California for purposes of Rule 414(d) under the Securities Act, and has expressly adopted the Registration Statement of Fiberstars-California as its own registration statement for all purposes of the Securities Act by filing Post-Effective Amendment No.1 to the Registration Statement.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 2 to the Registration Statement and to the use of our name under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act..

                                          Very truly yours,

                                          /s/ Cowden & Humphrey Co. LPA

                                          Cowden & Humphrey Co. LPA